Exhibit 5.1

                 PERRY, GUTHERY, HASSES & GESSFOR, P.C., L.L.O.
                        233 South 13 Street, Suite 1400
                            Lincoln, Nebraska 68508
                            Telephone (402) 476-9200
                               Fax (402) 476-0094
                              www.perrylawfirm.com




                                  July 23, 2007


Nelnet, Inc.
121 South 13th Street, Suite 201
Lincoln, NE 68508

        Re:    Registration Statement on Form S-8 for
               Shares of Class A Common Stock Issuable
               Under Nelnet, Inc. Restricted Stock Plan

Ladies and Gentlemen:

        We have acted as counsel to Nelnet, Inc., a Nebraska corporation (the "Company"), in connection with the Registration Statement Form S-8 (the "Registration Statement Amendment") with respect to the registration under the Securities Act of 1933, as amended, of an additional 1,000,000 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), issuable from time to time pursuant to awards granted under the Nelnet, Inc. Restricted Stock Plan, as amended (the "Plan").

        In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in, the Plan and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures. We are also assuming that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan, and, upon the issuance of any of the Shares, the total number of shares of Class A Common Stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under its articles of incorporation.

        Based upon the foregoing, we are of the opinion that the shares, when issued pursuant to awards granted in accordance with the terms of the Plan and in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

        This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Business Corporation Act of the State of Nebraska and the federal laws of the United States of America. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement Amendment.



                                           Very truly yours,


                                           /s/ Perry, Guthery, Haase
                                                 & Gessfor, P.C., L.L.O.